PRELIMINARY MEMORAUNDUM OF UNDERSTANDING [NON-BINDING]

THIS PRELIMINARY MEMORANDUM OF UNDERSTANDING DOES NOT CONSTITUTE AN OFFER OR A COMMITMENT BY INTERUPS INC ("ITUP"),AND KHINDA GROUP ("OP") AND NONE OF THE TERMS REDUCED INTO WRITING THROUGH THIS NON-BINDING AND NON-EXECUTABLE MEMORANDUM ARE ENFORCEABLE UNLESS A FORMAL BINDING SHAREHOLDERS AGREEMENT IS ENTERED INTO BY THE PARTIES IN MUTUAL AGREEMENT.

THIS PRELIMINARY MEMORANDUM IS NOT TO BE RELEASED TO ANY THIRD PARTY AND CONFIDENTIAL

Date: July 2, 2019

SUMMARY OF PRINCIPAL TERMS

PRELIMINARY JV MEMORANDUM OF UNDERSTANDING

GOLD MINING, REFINING AND TRADING BUSINESS OPPORTUNITY

REGULATION A+, REGULATION S AND EB-5 PLACEMENT EFFORT

PARTIES & PURPOSE

This Preliminary Memorandum of Understanding is to record the current status of discussions between,

Interups Inc., a New York USA based Corporation represented by its affiliate firm in India, Masala Capital LLP and Authorized Representative Mr. Laxmi Prasad **holding Passport Number H4117121)** (herein referred to as "ITUP", "MASALA", "LP" or simply the "Transaction Partner" or "TP");

AND

Mr. Prabhpreet Singh Khinda, CEO of Resources Africa Ltd son of Mr. Jagbir Singh, **holding passport number Z-2259588**, residing at 222, Macarthy Hill, Accra, Ghana together with his identified partners, affiliates, associates or nominated persons for firms, (hereinafter referred to as "KHINDA" or simply "Operations Partner – OP") of the Second Part;

Party of the First Part and Second Part shall be jointly referred to as the Parties.

Parties shall mean and include their legal heirs, administrators, affiliates, designates, successors and assigns.

WHEREAS

A. The Parties are desirous of forming a joint venture undertaking their responsibilities as below:

A.A. TP for incorporating a new company in NEVADA (USA) with Head Office in New York, listing it on the NYSE and/or National Association of Securities Dealers Automated Quotations (NASDAQ), sourcing investments, marketing, selling and distribution of Certified and Assayed IRA Investment eligible Gold Bars delivered by OP; and

A.B. Upon capitalization from NewCo and incorporating a new SPV in a tax saving jurisdiction towards acquiring the target mining company, OP shall be responsible for mining, sourcing, refining, producing, inventorying and delivering standard & purity certified Gold Dore Bars acceptable to the LBMA recognized Gold Refineries world over.

B. TP is a professional team with extensive experience and expertise in facilitating structured financial arrangements and management services for certain qualifying entrepreneurs by participating and supporting their vision with substantial investment arrangements that it organizes through specially structured vehicles using Regulation A+, Regulation S and EB5 Programs for US Companies.

OP is a professional team with extensive experience and expertise in acquiring and operating gold mines in West Africa and has intimate knowledge of the target acquisition. OP with its vision and knowledge of various assets all over the West Africa, supported by local talented teams, can create top tier Gold Producing Company in a very short time.

C. TP & OP envision this joint venture as a unique and attractive investment and business opportunity that facilitates end-to-end value added partnership for its prospective stakeholders, investors and customers.

D. Collectively it is the objective of the Parties to partner their efforts jointly into a new company (hereinafter referred to as "NewCo" or simply as "Company") formed in the state of Nevada United States for,

(1) Initially raising around $50 Million within Six (6) Months towards the operational, substantial acquisition or buyout and sourcing requirements of the NewCo;
(2) Seeking market for the share capital of the Company by admission to the New York Stock Exchange (NYSE) and/or National Association of Securities Dealers Automated Quotations (NASDAQ) and/or Over-the-Counter (OTC) Markets if the NewCo successfully raises at least $20 Million plus under Regulation A+ of the US Federal Securities Act; and
(3) Running the management, control, business and operations of NewCo and any of its acquired entities

Collectively, the Parties hence intend to record the terms and conditions of their understanding into this Memorandum of Understanding to pursue and conduct their specific responsibilities and business primarily targeting USA and other geographic centers.

The Parties hereto confirm the following understanding:

1. ITUP shall,

1.1 Incorporate a NewCo in Nevada or such other State in the United States of America as it recommends and acceptable to the OP, with its designated members or representatives and members of OP as Founding or Organizing Members of such NewCo and ensure all corporate and regulatory compliances;

1.2 Carryout the required regulatory process work for the NewCo to ensure that it is a publicly listed reporting company via Regulation A+;

1.3 Obtain all approvals, consents and permits required by the NewCo for undertaking the proposed business activities and inform OP about all compliances that are required, from time to time;

1.4 Coordinate and network the arrangement of the equity/convertible equity instruments financing of USD 50 Million required by the NewCo ("Financing"), through issue of securities pursuant to Regulation A+, Regulation S and EB5 Program (provided Regulation A+ integration rules permit or provide an exception to such parallel offerings & placement effort) raising at least USD 20 Million to ensure NewCo as Tier II Regulation A+ Company and such additional amounts as may be needed towards successfully fill in the capital gap, if any, in the target undertaking and its running operations so much so that it does not suffer cash suffocation in the initial three years of its operations from the date of financial closure;

1.5 Provide strategic advice and assistance to NewCo - during and after the execution of funding, including extending support for strategic financial control at all operational levels and counter hedging and balancing of Gold Inventory cost with futures or contracts;

1.6 Market, sell and distribute, each calendar year, certified and assayed investment qualifying Gold Bars minted out of Gold Dore sourced by OP for NewCo;

1.7 Share all financial, regulatory and other data pertaining to NewCo with OP from time to time and take decisions pertaining to the NewCo only with the written, electronic or oral intimation made to OP and NARAYAN, and

1.8 Ensure strict regulatory and statutory compliances at all times.

2. OP shall upon receiving minimum funding into NewCo,

2.1 Organize and source for NewCo, certified Dore Bars every calendar year of acceptable standards and purity, at prices below prevailing spot market price or in vulnerable conditions (like when mining, refinement and delivery costs near or exceed the prevailing spot market price or when the mine cannot meet the demand) at the best prevailing price available, whether from its direct mining facilities or from third party mining companies, refineries and others;

2.2 Mine, Refine, Produce Deliver, Stock and maintain Inventory of certified gold Dore bars of standards acceptable to LBMA recognized Refiners and appoint a bank as custodian for release gold whenever upon submission of payment or LC;

2.3 Cause mining operations in the best effective manner;

2.4 Establish, acquire, invest into, lease and/or manage Gold Refinery as part of Joint Venture Undertaking for producing deliverable Gold Dore Bars of high standards expected by LBMA recognized Refineries which in turn will help sales to have inventory of Refined Gold of Highest Grade Investment Quality GOLD Bars or Coins of varied sizes and weight;

2.5 Provide TP with statistics and data that will help NewCo to counter hedge and balance physical gold inventory cost with futures or contracts;

2.6 Share all financial, governmental, regulatory and other data of activities funded by the NewCo such as mining, sourcing, refining, labeling, packing and delivery of Gold (whether in mineral form or as Gold Dore or cast/minted bars), through source origination until delivery end, with TP from time to time and take decisions pertaining to the such activity only with the written, electronic or oral intimation to TP; and

2.7 Ensure strict regulatory and statutory compliances at all times and sourcing and delivery of conflict free, certified and assayed Gold of highest standards.

3. PROCEEDINGS

3.1 NewCo will be organized with ITUP and OP subscribing to NewCo's equity shares as Co-Founders and shareholders. The Subscription amount is payable @$0.001 Par Value immediately upon execution of the agreement and on receipt of money, parties shall enter into shareholders agreement;

3.2 The Parties shall not set up, directly or indirectly through family members/ holding companies/ partnerships or corporation/affiliates or associates, any competing business or businesses conflicting with the existing business of the NewCo except with the written consent and first right of refusal from the other party. However, any investment/wealth management/ managed accounts advisory Services conducted or to be conducted by TP shall not tantamount to conflict of interest as those services are outside of the scope of this joint venture;

3.3 The NewCo will appoint Board, CEO and other management executives and personnel to oversee the activities of NewCo and report to the shareholders, board and public, from time to time as the law and system regulates;

3.4 ITUP estimates initial costs of organizing, meeting regulatory adherence on Regulation A+, Regulation S and EB5, documentation, filing and listing of NewCo together with all incidental, retainer and out-of-pocket expenses to be around USD 600,000 of which,

(a) Retainer Capital Placement or Seeding Fee account for $300,000 as payable to Placement Agents towards seeding investor interest and raising capital.

This money shall be paid/service credited by TP directly through its affiliate firms that are designated to exclusively manage capital raising and listing process; and

(b) Balance $300,000 is required towards meeting compliance, documentation, legal, accounting, auditing and administration, test waters and for organizing investor meetings, conducting road shows, providing retainer fees for licensed platforms, investment bankers and Broker-Dealers and filing Regulation A+ with SEC.

These initial costs apart, NewCo should compensate (net of any retainer fees per terms) the underwriters, placement agents, broker dealers, market makers, investor relationship management firm and spend for listing compliance etc. *The overall expenses, including initial costs, will however be capped at 10% of PE Funds raised.*

$600,000 shall be paid utilizing initial subscription and further equity monies that parties progressively pay into the NewCo as the filing of Regulation A+ headways, typically between 0th – 90th day.

It is normally expected of OP to meet the full initial costs until listing process is complete. However, as OP is unable to arrange for initial expenses, then TP agreed to and shall fill in the gap to meet expenses subject to agreement from OP that NewCo shall reimburse back the amount that TP sponsors towards meeting initial expenses including any payable to service providers.

OP further consents for NewCo to use the initial subscription and any added amounts for TP to pay to the service providers that TP engages for structuring, documenting, regulatory adhering, filing, arranging financing and listing on any of the recognized stock exchanges, electronic bulletin boards and/or OTC Markets. Likewise, TP agrees for the NewCo to release $250,000 to OP from and out of the investment subscription that it shall receive once the company is organized and Regulation S PPM released for him to meet certain expenses in identifying, negotiating and finalizing closing terms with targeted company.

TP hereby discloses it may also be one such service providers and they may also be receiving compensation in exchange for services rendered at arms length from and out of subscription money.

Disclosure of Conflict of Interest: TP discloses hereby to the attention of OP that it shall be receiving referral fee ranging 5% to 20% (Average 10%) from service providers whom ITUP appoints for executing the service process.

OP discloses hereby to the attention of TP that it shall be receiving certain commission as fee ranging 5 to 10% of the capitalization from creditors/stakeholders.

3.5 The NewCo shall own all intellectual property created by Parties for its business.

3.6 TP shall, with the support of designated counsel(s) or consulting firm(s) that it engages for enabling NewCo to comply with Regulation A+ Tier II procedure, prepare all necessary ground work and documentation; coordinate with legal counsel for legal & compliance clearance, auditors for audited financial statements and submit all pertinent information & forms for review by SEC.

3.7 The appointed designated counsel or firm(s) shall interact with SEC and/or State Securities Administrator or NASAA as may sometimes be required.

3.8 *The pre and post diluted shareholding, including any options, warrants and other equity-linked securities or rights of NewCo shall be structured and recommended by ITUP to the mutual agreement of Parties and OP as shareholder of NewCo shall offer consent or suitably discuss but not withhold its decision for undue reasons, to finalize equity structuring for inclusion into the placement memorandum, Test the waters material and forms and other documentation to be submitted to SEC.*

4 FINANCING

4.1 TP shall raise $50 Million on or before Dec 31, 2019 or within such legal time that the law permits at such fair value price per share as may be determined and put best efforts to list NewCo equity shares on NASDAQ and/or NYSE or at least on OTC Market.

4.2 TP shall place USD 25 Million of NewCo's equity shares pursuant to Regulation A+ and shall place the balance of USD 25 Million as an offer outside of the United States, in countries where permissible, in pursuance of Regulation S of the US Federal Securities Act 1933 (as amended time to time) and Regulation S - USCIS EB5 Investment Program subject to and within any limitations stipulated by the country where such offer would be made.

4.3 If TP fails to achieve Financing of NewCo it shall not void this agreement and both parties shall review the matters and renew the agreement in fair conditions without disturbing the sanctity of existing arrangement. Parties shall effort to source at least $20.00 M as minimum permitted under rules of Regulation A+ that will help NewCo in its listing efforts.

5 REGISTRATION RIGHTS

5.1 The shares or warrants or options received by the Parties in NewCo pursuant to Regulation A+, unless exempted by SEC, shall be registered via a registration statement (the "Registration Statement") to be filed by NewCo at its expense, no later than 90 days after the closing date.

5.2 Shares received in NewCo, issued or sold, via Regulation S and Regulation S (EB5 Program) shall have no restriction for resale outside of the United States but cannot be sold or exchanged in US pursuant to Rule 144 and only after the restrictive legend is removed which usually is 12 months or as the law specifies.

6 RELATED-PARTY FINANCING

Financing and any conduct in pursuance of the Financing shall be at arms-length, and any conflict of interest shall be disclosed and brought to the attention of the Parties in writing.

7 EXCLUSIVITY In consideration of TP's efforts in connection with this engagement and the Financing contemplated:

7.1 Upon execution of this Preliminary Memorandum of Understanding, OP shall not solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding the possible sale of target acquisition without the prior written agreement from ITUP.

7.2 OP & NewCo shall deal exclusively through TP with respect to any financing. OP shall notify TP promptly of any proposals and material terms thereof it receives from third parties, even unsolicited, with respect to any equity participation, loans or investments or other funding for the NewCo.

8 CAPITALIZATION AND MANAGEMENT

SPV Holding Company

8.1 The Acquisition shall happen through an SPV holding Company into which US NewCo and its co-founders (and their affiliates and associates) shall direct investments. The SPV which shall hold the targeted gold mining company and its linked assets is planned to be capitalizable at $150 Million Pre-Money & $330 Million post-Regulation A+ offering. *Actual valuation figures may vary. SPV shall have 150 Million issued and paid-up shares split between OP and Transaction Partner in the manner enumerated below.*

a. **Initial Investment into the SPV.** TP shall be extending $250,000 initial money for OP through NewCo subscribed investor to initiate target acquisition negotiations.

b. **Financial Comfort Letter.** OP may need to demonstrate financial capability when negotiating target acquisition. TP shall facilitate this arrangement by providing comfort letter until the DPO is done.

And in exchange for TP's efforts it shall be compensated with equity stock in the SPV issued @ $0.00277 per share i.e. 90 M [$250,000/0.004167 = 60 M] Equity Shares of SPV.

c. OP shall own the remaining of 150 Million Pre-Money shares i.e. 90 Million Shares.

US NewCo

8.2 OP is expected to contribute Initial Expenses in the amount of $600,000 for 135 Million shares in the NewCo in exchange (to be issued @0.00444 per share). However, OP has requested TP to sponsor the initial expenses that ITUP agreed to raise and expend. In exchange for TP's efforts to raise initial and subscription monies into Regulation S and Regulation A+, NewCo shall compensate TP with 68.88 Million shares.

From and out of 68.88 Million shares that TP would earn, it is prepared to offer 2.76 M Shares (@$0.22 per share) in favor a third party investor who is willing to contribute $600,000 towards the required initial expense, retaining 66.12 M shares net, which is equivalent to what OP would also be holding in the NewCo post DPO.

8.3 TP shall raise $50 M from Public [$25 Million under Regulation S and $25 Million under Regulations A+], $50.00 Million Aggregated Capital, in exchange for 1/4 of equity stock of the NewCo, i.e., 45 Million shares of US NewCo offered and issued @$1.11 per share, valuing NewCo @ $180 million post money, aggregating total valuation of Target & NewCo @ $330 Million.

8.4 After successfully raising $50M into the NewCo, OP as Working Partner, ITUP as Transaction Partner and Public as Retail Investors into the Regulation A+ DPO & Regulation S Non-US Subscription would share equity in 36.73 : 36.73 : 26.53 Ratio in the NewCo. Further, their combined equities in the SPV (Mining Co) post DPO investments into the SPV is tabled as below -

(Shares in Million)

BURIKNA FASO MINE	Mining Co	OP	ITUP	Public	Public(Exp)
Mining	150.00	90.00	60.00	-	-
NewCO	180.00	66.12	66.12	45.00	2.76
	330.00	156.12	126.12	45.00	2.76
NewCo %	180.00	36.73%	36.73%	25.00%	1.53%
Investment in BFM	150.00	60.00%	40.00%	0.00%	0.00%
Post DPO Mining Co%	330.00	47.31%	38.22%	13.64%	0.83%

8.5 OP & TP shall share equal management power in the NewCo and its substantial acquisition of Mining Company and/or Mining asset purchases globally.

However Parties agree hereby confirming their understanding that both NewCo and Mining Company or an SPV that holds Mining Assets Globally shall have Board Constitution following listing norms and exchange compliance. Within permissible numbers, OP & TP can place members on Board equally.

8.6 Public, whether subscribed through Regulation S, Regulation EB5 or Regulation A+, will have certain percentage of equity but not less than 1/4 of post diluted capital against their $50 Million investment (Valuation and % of equity to be determined and agreed to by the Parties when data pulling is done and NewCo starts preparing required regulatory forms).

8.7 All issues of stocks, warrants and options shall be subject to prior mutual written agreement between the Parties, including the impact of such issue on dilution of shareholding.

8.8 TP & OP shall each offer Narayan and MB Sridharan 1/2% of shares of NewCo (i.e. 900,000 Shares) and its consequential rights gained into the Mining Company/Assets as their compensation towards introducing parties to each other and enabling this transaction moving forward. TP shall issue ¼% of 180 M shares in favor of MB Sridharan and OP ¼% of 180 M shares in favor of Narayanan from and out of equities they gain in the NewCo.

8.9 The Parties shall adhere to the provisions of lock-in and transfer of shares following Law and as it may be mutually agreed to in the shareholders' agreement entered into upon the incorporation of NewCo, which will also have provisions of exit by one of the Parties by way of a right of first offer to the other Party, together with tag-along, drag-along and bring-along rights.

8.10 Matters of affirmative voting rights on all-important decisions pertaining to NewCo shall be laid out in the Shareholders' Agreement.

9 INVESTOR RELATIONS

At the closing of Regulation A+, NewCo shall engage investor relation firm(s), Broker-Dealers and Market Makers as approved by ITUP on terms acceptable to the NewCo and all parties within, such appointments however made at arms length.

10 ADVISORY ENGAGEMENT

10.1 After the Financing of NewCo, TP and NewCo will enter into a three-year Strategic Advisory Agreement pursuant to which TP will be engaged as advisor to NewCo. TP's principal services will be:

10.1.1 Providing general advice with respect to NewCo's business activities & growth (including strategic financing recommendations and business opportunities);
10.1.2 Ensuring that NewCo complies with all statutory and secretarial activities;
10.1.3 Coordinating with accountants and auditors for periodic SEC compliance;
10.1.4 Setting investor relations network and market makers;
10.1.5 Assisting in the identification, selection and direction of investment bankers and lawyers by the Parties;
10.1.6 Raising additional capital as may be required by the NewCo; and
10.1.7 Advising on and implementing capital market strategies in the interest of NewCo.

10.2 **Advisory Agreement with OP**: The NewCo will also enter into an Advisory Agreement with OP that helps NewCo to have Operational Expertise throughout.

10.3 **Advisory Base Fee**: USD 15,000 per month during the first year post the initial capitalization and Financing; Fees shall be negotiated for subsequent 2 years at mutually agreeable and determined rate per month after the 1st year.

10.4 **Advisory Success Fees: (to be discussed and specified)** Payable on agreement after the successful completion of the following activities:

10.4.1 Business Relationships: Securing business relationships for NewCo that generate revenues for NewCo or reduce costs;
10.4.2 M&A: Business combinations, divestitures, acquisitions, joint ventures and strategic alliances involving NewCo or any part thereof; and
10.4.3 Financings: Public and private placements.

11 CONDITIONS

11.1 Financing specified is subject to certain conditions, including the following:

11.1.1 Projected Financial Statements in compliance with respective laws
11.1.2 Completion and execution of all definitive agreements
11.1.3 Subscribing Initial Equity and additional money towards expenses within the stipulated time framework and
11.1.4 Such other conditions as are customary or appropriate.

11.2 TP fairly expects final closure date (there may be several intermediary milestones set in shareholders agreement) to not cross 6 Months but depending on the time that SEC takes in vetting the filings, closing may sometimes extend beyond 6 Months on merit.

However,
(a) The targeted Mining Company SPV may have $250,000 as initial token money to meet expenses towards initiating the target acquisition negotiations and $2.5 M as Financial Comfort arrangement from NewCo, raised as part of their Regulation S effort into the US NewCo, by when from the date of execution of this MOU to be decided by parties in mutual agreement. The escrow arrangement shall be subject to compliance approval into a specific account with no drawing limits.

(b) Any money that TP raises under Regulation S and Regulation S-EB5 effort shall be available to NewCo immediately upon the NewCo filing its Regulation A+ with SEC. and NewCo need not wait for utilization of such subscribed capital for business purpose until clearance of Regulation A+ Filings by SEC.

11.3 NewCo indemnifies and keeps TP & OP forever indemnified against all non-compliances with law and regulations pertaining to the NewCo. In addition, the constitutional documents of NewCo shall at all times provide for indemnification of the Directors and Officers, their alternates and observers and limitation of liabilities of such Directors and officers to the fullest extent permitted by law. NewCo will use its best efforts to obtain and maintain such D&O liability insurance coverage as permitted by law.

12 CHOICE OF LAW, JURISDICTION AND DISPUTE RESOLUTION

13.1. The NewCo shall be incorporated as per the State of Nevada or such other State as the Parties may mutually decide, but New York Law will govern all contracts pertaining to NewCo as it matters to this Financing.

13.2. In the event any dispute or differences arise in connection with the interpretation, implementation or purported termination of this or the definitive agreement as specified herein between the Parties, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

13.3. If such dispute is not resolved through friendly consultations within thirty (30) days after commencement of discussions or such longer period as the Parties agree to in writing, then any Party may refer the dispute for resolution by arbitration in London as per the London Court of International Arbitration (LCIA).

13 CONFIDENTIALITY

14.1. Parties shall maintain the existence and terms of this Memorandum in strict confidentiality and shall not disclose to any firm or individual the fact that negotiations may be ongoing. NewCo may make a disclosure thereof in accordance with the terms of the agreement and applicable law. The Non-Disclosure and Non-Circumvent Agreement between the Parties will govern this Memorandum of Understanding and any formal agreements that the NewCo and LP would enter to initiate and close the Financing.

14 LEGAL OBLIGATION

15.1. This document represents consent for parties to formally engage into, act and facilitate their responsibilities for the NewCo, the definitive terms of which would include, among other things, the principles set forth in this document.

15 BINDING PROVISIONS

16.1. Except as provided in the following clause, this Term Sheet is not contractual in nature and reflects only the intentions of the parties to proceed toward the negotiation of definitive agreements such as a shareholders agreement immediately upon the incorporation of NewCo and, if such agreements are executed, the consummation of the Financing described therein. Notwithstanding the foregoing, all provisions in this section entitled "Binding Provisions" and the provisions above in the section "General" next to the captions "Protective Provisions," "Choice of Law," "Exclusive Period," "Due Diligence" and "Confidentiality" are binding obligations of the Parties, enforceable in accordance with their terms.

16.2. Except for such binding provisions, no Party will have any obligation to any other Party hereunder and the Parties will have only those obligations, and will make only those representations, warranties and covenants, as may be set forth in fully executed and delivered definitive agreements. Except as may be set forth in a subsequent binding written agreement, each Party will bear its expenses of due diligence and agreements.

16.3. Except as expressly set forth in this Memorandum of Understanding, no Party will have any obligation or any liability based upon or arising under this agreement to any other Party by reason of the fact that definitive agreements are not prepared, authorized, executed or delivered.

16.4. To confirm that the foregoing is acceptable and to acknowledge each Party's agreement to and acceptance of the binding and non-binding provisions identified above, Parties shall sign a copy of this Understanding in the space set forth below. This Memorandum may be signed in counterparts and delivered as aforesaid and all counterparts taken together will constitute the same agreement.

16.5. This understanding and all the terms mentioned above will automatically expire and becomes ineffective & non-binding if the same is not executed through definitive agreements including Shareholders Agreement on or before August 31, 2019.

IN WITNESS WHEREOF the parties hereto have executed this Preliminary Memorandum of Understanding on the date first herein above written,

By ______________________ 2/July/2

Prabhpreet Singh Khinda - Operations Partner

By ______________________

Interups Inc. - Transaction Partner Member